GENTOR RESOURCES, Inc.

571 CEDAR HILLS ROAD

WHITEHALL, MT 59759

GENTOR CLOSES PRIVATE PLACEMENT FOR $2.5 MILLION

WHITEHALL, MT, Dec. 21, 2007 - GENTOR RESOURCES INC. (“Gentor” or the “Company”) (OTCBB - “GNTO”) is pleased to announce that it has concluded the private sale of 2,500,000 shares of its common stock (the “Purchase Shares”) at a purchase price of US$1.00 per share for an aggregate purchase price of US$2,500,000.00. The Purchase Shares were offered and sold by the Company pursuant to an exemption provided by Regulation S under the Securities Act of 1933, as amended (the “Act”). Accordingly, resales of the Purchase Shares are subject to the applicable provisions of the Act.

The proceeds from the sale of the Purchase Shares will be used to enable the Company to continue its drilling program at its IMA Mine molybdenum-tungsten project near Salmon, Idaho and for general corporate purposes. Two drills are currently operating on the property.

Gentor Resources Inc is a US-based mineral exploration and development company whose projects include the IMA Mine molybdenum-tungsten property in Idaho and the prospective Delmoe Lake gold project in Montana. The Company's strategy is to create shareholder value by acquiring and developing highly prospective mineral properties in the United States and internationally.

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Company expects to occur, are forward looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “understands”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.